Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280414

PROSPECTUS SUPPLEMENT NO. 8

(To Prospectus dated May 7, 2025)

Tevogen Bio Holdings Inc.

This prospectus supplement updates and supplements the prospectus, dated May 7, 2025 (as supplemented to date, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-280414), as amended. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2026 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock, par value $0.0001 per share (“Common Stock”), and public warrants to purchase Common Stock (“Warrants”) are listed on The Nasdaq Stock Market LLC under the symbols “TVGN” and “TVGNW,” respectively. On February 25, 2026, the closing price of our Common Stock was $0.2892 and the closing price for our Warrants was $0.0426.

We are an “emerging growth company” and “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Accordingly, the information in the Prospectus and this prospectus supplement may not be comparable to information provided by companies that are not emerging growth companies or smaller reporting companies.

Our business and investment in our Common Stock and Warrants involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 26, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2026

Tevogen Bio Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41002	98-1597194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Independence Boulevard, Suite #210
Warren, New Jersey	07059
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 838-6436

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TVGN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock for $11.50 per share	TVGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2026, Tevogen Bio Holdings Inc. (the “Company”) held a special meeting of its stockholders (the “Special Meeting”). As noted in Item 5.07 below, upon recommendation of the Board of Directors of the Company (the “Board”), the Company’s stockholders approved an amendment to the Tevogen Bio Holdings Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”) to increase the number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), available for issuance thereunder by 100,000,000 (the “Plan Amendment”). The stockholders also approved the Reverse Stock Split Proposal (as defined below). Upon effectiveness of any such reverse stock split, the number of shares of Common Stock reserved for issuance under the 2024 Plan, including those added by the Plan Amendment, and the number of shares of Common Stock subject to outstanding awards under the 2024 Plan will be adjusted in proportion to the ratio of the reverse stock split.

A description of the Plan Amendment is set forth on pages 4 through 13 of the Definitive Proxy Statement on Schedule 14A for the Special Meeting filed with the Securities and Exchange Commission on January 26, 2026 (the “Proxy Statement”), and such description is incorporated by reference herein. The description is qualified by reference to the full text of the Plan Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the Special Meeting, the Company’s stockholders voted on the following proposals, as described in the Proxy Statement: (1) approval of the Plan Amendment (the “2024 Plan Amendment Proposal”); and (2) approval of an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the shares of Common Stock that are issued and outstanding at a ratio between 1:25 and 1:85, with an exact ratio and to be effected at such time, if at all, as determined by the Board in its sole discretion (the “Reverse Stock Split Proposal” and together with the 2024 Plan Amendment Proposal, the “Proposals”).

The Company had 201,522,282 shares of Common Stock issued and outstanding at the close of business on January 21, 2026, the record date for eligibility to vote at the Special Meeting, and there were present at the Special Meeting (in person virtually or represented by valid proxy) a total of 182,412,517 shares of Common Stock.

The stockholders approved each of the Proposals at the Special Meeting. The stockholders voted in the following manner with respect to the Proposals:

Proposal No. 1 - 2024 Plan Amendment Proposal

For	Against	Abstentions	Broker Non-Votes
147,777,455	4,690,283	12,034	29,932,745

Proposal No. 2 - Reverse Stock Split Proposal

For	Against	Abstentions	Broker Non-Votes
176,344,447	6,042,353	25,717	-

2

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Amendment No. 1 to the Tevogen Bio Holdings Inc. 2024 Omnibus Incentive Plan
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tevogen Bio Holdings Inc.

Date: February 25, 2026	By:	/s/ Ryan Saadi
	Name:	Ryan Saadi
	Title:	Chief Executive Officer

4

Exhibit 10.1

AMENDMENT TO

TEVOGEN BIO HOLDINGS INC. 2024 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT NO. 1 (this “Amendment”) to the Tevogen Bio Holdings Inc. 2024 Omnibus Incentive Plan (the “Plan”), which increases the number of shares available for issuance under the Plan by one hundred million (100,000,000) shares, was adopted by the Board of Directors (the “Board”) of Tevogen Bio Holdings Inc. (the “Company”) on January 15, 2026, and is effective as of February 19, 2026, the date upon which the Amendment received approval of the stockholders of the Company.

The Plan is hereby amended by deleting Section 4.1 and replacing it in its entirety as follows:

“4.1. Number of Shares Available for Awards.

Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2 and Section 4.3(c), and subject to adjustment pursuant to Article 16, the maximum number of shares of Stock reserved for issuance under the Plan shall be equal to the sum of (a) 140,000,000 shares of Stock (the “Initial Share Limit”) plus (b) an annual increase as of the first business day of each calendar year, for a period of not more than ten (10) years and starting with the 2025 calendar year, in an amount equal to the lesser of (i) a number of shares of Stock equal to 5.0% of the total number of shares of Stock outstanding as of the last day of the immediately preceding calendar year, or (ii) such lesser number of shares of Stock as determined by the Committee (collectively, the “Share Limit”). Such shares of Stock may be authorized and unissued shares of Stock, treasury shares of Stock, or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the shares of Stock reserved and available for issuance under the Plan may be used for any type of Award under the Plan, and a number of shares of Stock up to the Initial Share Limit shall be available for issuance pursuant to Incentive Stock Options.”

* * *

To record adoption of the Amendment of the Plan by the Board as of January 15, 2026, and approval of the Amendment by the stockholders on February 19, 2026, the Company has caused its authorized officer to execute this Amendment to the Plan.

TEVOGEN BIO HOLDINGS INC.

By:	/s/ Kirti Desai
Name:	Kirti Desai
Title:	Chief Financial Officer
Date:	February 19, 2026